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Exhibit 5.1

Opinion of Thompson Coburn

[Thompson Coburn LLP Letterhead]

February 28, 2001

RehabCare Group, Inc.
7733 Forsyth Boulevard, Suite 1700
St. Louis, Missouri 63105

Re:    Registration Statement on Form S-3 — 1,725,000 Shares of RehabCare Group, Inc. Common Stock, $.01 par value

Ladies and Gentlemen:

    We have represented RehabCare Group, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by RehabCare Group, Inc., a Delaware corporation (the "Company"), on November 17, 2000, as amended January 12, 2001, as further amended February 28, 2001, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pertaining to the proposed underwritten public offering (the "Offering") by the Company of up to 1,455,000 shares of the Company's common stock, $.01 par value (the "Shares") and the sale of up to 270,000 Shares by certain stockholders of the Company (the "Selling Stockholders"). The Shares included in the Registration Statement will be offered to the public pursuant to a purchase agreement to be entered into by and among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, S.G. Cowen Securities Corporation, Robert W. Baird & Co. Incorporated and Advest, Inc., as representatives of the underwriters (the "Purchase Agreement"). In connection with this opinion, we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Information, By-Laws, as amended, resolutions adopted by the Board of Directors relating to such issuance, certificates received from state officials and statements we have received from officers and representatives of the Company and the Selling Stockholders. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company and the Selling Stockholders.

    Based solely on the foregoing, we are of the opinion that:

    1.  The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

    2.  The Shares registered pursuant to the Registration Statement to be sold by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be legally and validly issued, fully paid and non-assessable.

    3.  The Shares registered pursuant to the Registration Statement to be sold by the Selling Stockholders are, or will be on the date of sale pursuant to the Purchase Agreement, duly authorized, validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Registration Statement.

                      Very truly yours,

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Opinion of Thompson Coburn [Thompson Coburn LLP Letterhead] February 28, 2001